SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2003

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112281

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Lake Hearn Drive Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 5.     Other Events.

     On September 10, 2003, Cox announced the results as of the early tender date (September 9, 2003) for its cash offer to purchase any and all of its outstanding Exchangeable Subordinated Discount Debentures due 2020. A copy of the press release announcing the early tender date results was filed as an exhibit to this report when originally filed and is incorporated by reference in this amendment no. 2.

     On September 22, 2003, Cox sold $250 million principal amount of 3 7/8% notes due 2008 and $500 million principal amount of 5 1/2% notes due 2015 in a registered public offering for aggregate net proceeds of approximately $740.1 million. A copy of the press release announcing pricing of this offering is incorporated by reference in, and the underwriting agreement entered into as well as the forms of global notes issued in connection with this offering are being filed as exhibits to, this amendment no. 2. Cox used the net proceeds from this offering to pay a portion of the purchase price of tendered Discount Debentures, as described below.

     Cox’s tender offer for its outstanding Discount Debentures expired as of midnight on September 23, 2003, and on September 24, 2003, Cox purchased the $1,775.5 million aggregate principal amount at maturity of Discount Debentures tendered in the tender offer for an aggregate purchase price of $908.8 million, which amount included accrued and unpaid cash interest to, but excluding, the September 24, 2003 settlement date. A copy of the press release announcing completion of Cox’s tender offer is being filed with this amended report. For financial accounting purposes, Cox anticipates recognizing a pre-tax loss of approximately $412.8 million during the third quarter of 2003 as a result of its purchase of Discount Debentures pursuant to the tender offer.

Item 7.     Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits:

	1.1	Underwriting Agreement, dated as of September 15, 2003, by and among Cox Communications, Inc. and Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the underwriters.

	4.1	Form of Global 3 7/8% Note due 2008.

	4.2	Form of Global 5 1/2% Note due 2015.

	5.1	Opinion of Dow, Lohnes & Albertson, PLLC.

	12.1	Computation of Ratio of Earnings to Fixed Charges.

	99.1	Press Release dated September 10, 2003 (incorporated by reference to Exhibit 99.1 filed with the original Form 8-K on September 10, 2003).

	99.2	Press Release dated September 15, 2003 (incorporated by reference to Exhibit 99.2 filed with amendment no. 1 on Form 8-K/A on September 16, 2003).

	99.3	Press Release dated September 24, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: September 24, 2003	By:	/s/ Jimmy W. Hayes Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer